SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934

Filed by the Registrant [x]

Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[] Preliminary Proxy Statement

[ ] Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

[X] Definitive Proxy Statement

[ ] Definitive Additional Materials

[ ] Soliciting Material Pursuant to Rule §240.14a12

CONESTOGA ENTERPRISES, INC.

(Name of Registrant as specified in its Charter)

____________________________________

(Name of person(s) filing Proxy Statement,

if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[x] No fee required

[ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

1) Title of each class of securities to which transaction applies:

2) Aggregate number of securities to which transaction applies:

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4) Proposed maximum aggregate value of transaction:

5) Total fee paid:

[ ] Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

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May 3, 2001

Securities and Exchange Commission
Division of Corporate Finance
Washington, D.C. 20549

Re:Conestoga Enterprises, Inc.
Commission File No. - 0-24064

Gentlemen:

We are submitting the following:

1.Definitive Proxy Statement for the captioned.

2.Form of Proxy.

   The Company is filing the definitive Proxy Statement. We do not anticipate controversy concerning these materials.

   Please address any questions or comments concerning the submitted materials to the Company's attorney, John S. Hibschman, Esquire, Barley, Snyder, Senft & Cohen, LLC, P.O. Box 942, 501 Washington Street, Reading, Pennsylvania 19603-09422, telephone number (610) 376-6651, facsimile number (610) 376-5243.

   We plan to mail the Proxy Statement and related materials on May 4, 2001.

   I wish to thank you for your attention to the foregoing.

Very truly yours,

Donald R. Breitenstein Senior Vice President and CFO

2001

CONESTOGA ENTERPRISES, INC.

P R O X Y

NUMBER OF SHARES	THIS PROXY IS SOLICITED ON BEHALF OF THE MANAGEMENT OF CONESTOGA ENTERPRISES, INC.
Please sign and return promptly in the enclosed envelope which requires no postage if mailed in the U.S.A.

   The undersigned hereby appoint(s) John M. Sausen and Robert M. Myers, or in the absence of either of them, the one which may be present, or _________________________________________________________, as Proxies, each with the power to appoint his or her substitute, and hereby authorizes them to represent and to vote, as designated below, all the shares of common stock of Conestoga Enterprises, Inc. held of record by the undersigned on April 12, 2001, at the annual meeting of shareholders to be held on May 30, 2001, or any adjournment thereof.

1.ELECTION OF DIRECTORS	WITHHOLD AUTHORITY TO VOTE
FOR all nominees listed below [ ]	FOR all nominees listed below [ ]

(except as marked to the contrary below)

Donald R. Breitenstein, Kenneth A. Benner, and Thomas E. Brown

(INSTRUCTIONS: To withhold authority to vote for any individual nominee, write that nominee's name on the space provided below.)

2.Proposal to ratify the appointment of Beard Miller Company LLP, as the independent accountants of the Company for 2001.

FOR [ ]     AGAINST [ ]     ABSTAIN [ ]

3.In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting.

   THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF THE COMPANY and the shares represented hereby will be voted as specified. IF NO SPECIFICATION IS MADE, SUCH SHARES WILL BE VOTED FOR PROPOSALS 1 and 2. If any of such nominees for director is unavailable to serve as director, the proxy or proxies will vote for another person or persons designated by the Board of Directors of the Company. This proxy may be revoked at any time prior to its exercise.

DATED: ____________________________________

Sign Here _______________________________________________

Sign Here _______________________________________________

When signing as attorney in fact, administrator, executor, trustee, guardian or custodian, please give full title as such.If the stock is registered in more than one name, each joint owner should sign. If the signer is a corporation, sign in the full corporate name by a duly authorized officer.

CONESTOGA ENTERPRISES, INC.

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

To Be Held May 30, 2001

TO THE SHAREHOLDERS OF THE COMPANY:

The annual meeting of the shareholders of CONESTOGA ENTERPRISES, INC. (the "Company") will be held at the Inn at Reading-Clarion Hotel, 1040 North Park Road, Wyomissing PA 19610 on Wednesday, May 30, 2001, at 10:00 A.M., for the following purposes:

1.To elect three Class II Directors for a term of three years and until their successors are duly elected and shall qualify;

2.To ratify the appointment of Beard Miller Company LLP as the independent certified public accountants of the Company for 2001; and

3.To transact such other business as may properly come before the meeting or any adjournment or postponement thereof.

You are requested to vote, date and sign the enclosed proxy and return it in the enclosed envelope at your earliest convenience. If you attend the meeting and decide you want to vote in person, the proxy will not be used.

By order of the Board of Directors

Date: May 4, 2001      Kenneth A. Benner, Secretary

CONESTOGA ENTERPRISES, INC.

PROXY STATEMENT

2001 ANNUAL MEETING OF SHAREHOLDERS

PROXY STATEMENT

CONESTOGA ENTERPRISES, INC.

2001 ANNUAL MEETING OF SHAREHOLDERS

GENERAL

Introduction

   The enclosed proxy is solicited on behalf of the Board of Directors (the "Board") of Conestoga Enterprises, Inc., a Pennsylvania corporation (the "Company"), for use at the 2001 annual meeting of shareholders to be held on May 30, 2001 (the "Annual Meeting"). Only shareholders of record on April 12, 2001, are entitled to notice of and to vote at that meeting. The meeting will take place at 10:00 a.m. at the Inn at Reading-Clarion Hotel, 1040 North Park Road, Wyomissing, PA 19610.

   The Company's principal executive offices are located at 202 East First Street, Birdsboro, Pennsylvania 19508. The approximate date on which the Proxy Statement and the accompanying proxy are first being sent to shareholders is May 4, 2001. A shareholder may substitute the name of another person on the accompanying proxy in place of those persons presently named as proxies. In order to vote, a substitute must present adequate identification to the Secretary before the voting occurs.

Purpose of the Meeting

   The shareholders will be asked to consider and vote upon the following matters at the meeting: (i) to elect three Class II directors for the term specified herein; (ii) to ratify the appointment of Beard Miller Company LLP as the Company's accountants for 2001; and (iii) to consider and vote upon such other business as may be properly brought before the meeting and any adjournment or postponement hereof.

Voting of Shares and Principal Holders Thereof

   On April 1, 2001, the Company had 7,877,732 shares of common stock issued and outstanding. In all matters to be voted on at the Annual Meeting, each share of common stock of the Company outstanding on the record date is entitled to one vote. The holders of a majority of the outstanding shares must be present in person or represented by proxy at the Annual Meeting in order to constitute a quorum for the transaction of business. A majority of the votes cast at a meeting at which a quorum is present is required to approve any matter submitted to a vote of shareholders, except in cases where the vote of a greater number of shares is required by law or under the Articles of Incorporation or Bylaws. The affirmative vote of the holders of a plurality of votes cast will be required to elect Directors. Therefore, the nominees receiving the highest number of votes cast for the number of positions to be filled shall be elected.

   Votes cast by proxy or in person at the Annual Meeting will be tabulated by the inspectors of election appointed for the meeting, who will also determine whether or not a quorum is present. The proxy holders will vote shares represented by all properly executed proxies received in time for the Annual Meeting in the manner specified on each proxy. Properly executed proxies that do not contain voting instructions will be voted in favor of the nominees for director, in favor of the ratification of the Company's certified independent public accountants and, on any other matter, in the discretion of the proxy holders.

   If you abstain from voting on any proposal considered at the Annual Meeting, the Company will not count the abstention as a vote "for" or "against" the proposal for purposes of the Annual Meeting. Under rules relating to how brokers vote shares held in brokerage accounts, brokers who hold your shares in street name cannot give a proxy to vote your shares without receiving specific instructions from you. The Company will not count these broker non-votes as a vote "for" or "against" the election of any director or the proposal to ratify the selection of the Company's accountants for purposes of this Annual Meeting. As a result, because the election of directors requires the affirmative vote of a plurality of all votes cast at the Annual Meeting, abstentions and broker non-votes will not affect the election. In addition, because ratification of the Company's accountants requires the affirmative vote of a majority of all votes cast at the Annual Meeting, abstentions and broker non-votes will not affect the vote on ratification.

   To the knowledge of the Company, no person owned of record or beneficially on the record date more than five percent of the Company's outstanding common stock.

Revocability of Proxy

   If you grant a proxy, you may revoke your proxy at any time until it is voted by:

    delivering a notice of revocation or delivering a later dated proxy to Kenneth A. Benner, Secretary, Conestoga Enterprises, Inc., 202 East First Street, Birdsboro, Pennsylvania 19508.
    submitting a proxy card with a later date; or
    appearing at the Annual Meeting and voting in person.

   Attendance at the Annual Meeting will not, in and of itself, revoke a proxy.

Solicitation of Proxies

   The Company will bear the entire cost of the solicitation of proxies, including the costs of preparing, assembling, printing and mailing this Proxy Statement, the accompanying proxy and any additional material which may be furnished to shareholders. Copies of solicitation material will be furnished to brokerage houses, fiduciaries and custodians to forward to beneficial owners of stock held in the names of such nominees. In addition to use of the mail, proxies may be solicited by directors, officers and regular employees of the Company, without additional compensation, in person or by telephone.

Shareholder Proposals For 2002 Annual Meeting

   If any Shareholder desires to have a proposal included in the proxy statement for the 2002 Annual Meeting of Shareholders, the proposal must be received by the Company in writing on or before December 13, 2001, by certified mail, return receipt requested. The proposal must comply in all respects with applicable rules and regulations of the Securities and Exchange Commission, the laws of the Commonwealth of Pennsylvania and the Company's Bylaws relating to such inclusion. Shareholder proposals may be mailed to the Corporate Secretary, Conestoga Enterprises, Inc., 202 East First Street, Birdsboro, Pennsylvania 19508. Any proposal not received in writing by the Corporate Secretary at the address stated above by December 13, 2001, will not be included in the Company's proxy material for the 2002 Annual Meeting. Any proposal submitted with respect to the Company's 2002 Annual Meeting of Shareholders later than December 13, 2001 will be considered untimely.

PROPOSAL NO. 1

ELECTION OF DIRECTORS

General

   The Board of Directors of the Company consists of nine directors, divided into three classes of 3 directors each. The term of each class of directors expires alternately over a three-year period so that the term of only one class of directors expires each year. One of the purposes of the Annual Meeting is to elect three Class II Directors to the Board. The nominees for Class II directors are Donald R. Breitenstein, Kenneth A. Benner and Thomas E. Brown.

   Unless otherwise specified, proxies will be voted, at the discretion of the proxy holders, in favor of the nominees for Class II directors. If any nominee should become unable to serve, an event not anticipated by the Company, the proxies will be voted for another person designated by the present Board. The three nominees with the highest number of votes will be elected to the Board. Vacancies in the Board may be filled by the Board, and any director chosen to fill a vacancy would hold office until the expiration of the term of the class of directors for which such director had been chosen.

   Information with respect to each nominee and each director whose term will continue after the Annual Meeting is set forth below. Such information includes summaries of their background, business experience and principal occupations with the Company, its subsidiaries, and otherwise. The Company's two telephone utility subsidiaries are Conestoga Telephone and Telegraph Company and Buffalo Valley Telephone Company, referred to herein as "CT&T" and "BVT", respectively.

Nominees For Election as Class II Directors

(Term Expires in 2004)

   Kenneth A. Benner (Age 53; Secretary/Treasurer) -- Mr. Benner has been a member of the Board, and the Company's Secretary/Treasurer, since June, 1989. He has been a member of the board of directors of CT&T since 1972, and its Secretary/Treasurer since 1982. He has been employed by CT&T since 1974. In June, 1996, Mr. Benner was appointed Vice President and General Manager of BVT.

   Thomas E. Brown (Age 48; Manager of Feed Division of F. M. Brown's Sons, Inc., Feed and Flour Manufacturers, Sinking Spring, PA) -- Mr. Brown has been a member of the Board since June, 1999. He is Manager of the Feed Division of F.M. Brown's Sons, Inc., feed and flour manufacturers, Sinking Spring, Pennsylvania.

   Donald R. Breitenstein (Age 60; Senior Vice President and CFO) -- Mr. Breitenstein has been a member of the Board since June, 1989. In March 2000 he was appointed Senior Vice President and CFO. He had previously been the Company's Controller since June, 1989. He has been employed by CT&T since 1962. He was appointed CT&T's Controller in 1986, and to its board of directors in 1987.

   The Board recommends a vote FOR the nominees for election as Class II directors.

Current Class III Directors

(Term Expires in 2003)

   Richard G. Weidner (Age 74; Retired) -- Mr. Weidner has been a member of the Board since June, 1989. He was appointed to the board of directors of CT&T in June 1988. He retired as President of Beard and Company, Inc., Certified Public Accountants, in 1986.

   Jean M. Ruhl (Age 59; Retired) -- Ms. Ruhl has been a member of the Board since November, 1996. She served as a member of the board of directors of BVT from 1990 until its acquisition by the Company in 1996. She is retired, having served as Chief Financial Officer and Manager of Solar Master Film Corporation from 1974 until 1990.

   John M. Sausen (Age 67; Self Employed Accountant, Oley, PA) -- Mr. Sausen has been a member of the Board since June, 1989. He has been a member of the board of directors of CT&T since 1974. He is an accountant with an office in Oley, PA.

Current Class I Directors
(Term Expires in 2002)

   John R. Bentz (Age 65; Chairman of the Board) -- Mr. Bentz has been a member of the Board since 1989, and has been Chairman of the Board since May, 1998. He retired as President in May, 1998, a position he had held since May, 1996. He was employed by CT&T continuously from 1958 until his retirement on June 1, 1998. He is now serving as a consultant to the Company. He has been a member of CT&T's board of directors since October, 1986.

   James H. Murray (Age 72; Vice Chairman; "Of Counsel" to Barley, Snyder, Senft & Cohen, LLC, Attorneys-at-Law, Reading, PA) -- Mr. Murray has been a member of the Board since 1989 serving as Vice President until May 2000 when he was appointed Vice Chairman. He has been a member of the board of directors of CT&T since 1957 and has been a Vice President of CT&T since June, 1988. He retired as a partner of the law firm of Miller and Murray, LLP, Reading, Pennsylvania, on December 31, 1998, and is now "Of Counsel" to the law firm of Barley, Snyder, Senft & Cohen, LLC, legal counsel to the Company.

   Robert M. Myers (Age 53; Director of Personnel, Reading Hospital and Medical Center, Reading, PA) -- Mr. Myers has been a member of the Board since 1996. He is the Director of Personnel of the Reading Hospital and Medical Center where he has been employed since 1982.

Board Meetings And Committees

   In 2000, the Board had twelve regularly scheduled meetings and two special meetings. Each incumbent director attended 75% or more of the total number of meetings of the Board and of the committees of which he or she was a member.

   The Board has a standing audit committee of which Mr. Sausen, Mr. Weidner and Ms. Ruhl are members. The Audit Committee is governed by a formal charter which was adopted in 2000. The functions of the Audit Committee include, among other things, the following:

    Reviewing the Company's annual audited financial statements with management, including major issues regarding accounting principles and auditing standards as well as the adequacy of internal controls;
    Reviewing with management and the independent auditors any significant financial reporting issues and judgments made in connection with the preparation of the Company's financial statements;
    Inquiring of management and the independent auditors about reported significant risks and exposures for any risk category and assessing the steps management has taken to minimize such risks and exposures;
    Reviewing major changes to the Company's accounting principles and practices as suggested by the independent auditors or management; and
    Evaluating the performance of the independent auditors.

   The Board has an executive committee of which Mr. Sausen, Mr. Murray and Mr. Weidner are members. This committee reviews and makes recommendations to the Board of Directors on matters of major policy. The executive committee held seven meetings during the last fiscal year.

   The Board has a compensation committee of which Mr. Sausen, Mr. Murray and Mr. Weidner are members. This committee reviews at least annually the salaries of the executive management and makes appropriate recommendations to the Board of Directors. The compensation committee held one meeting during the last fiscal year.

   The Board does not have a nominating committee.

Director Compensation

   During 2000, the Company paid each non-employee member of the Board an annual director's salary of $6,000. In addition, the Company paid each such person a fee of $750 for each meeting of the Board he or she attended and a fee of $400 for each committee meeting he or she attended. The directors were not paid additional compensation for attending board or committee meetings of the Company's subsidiaries.

   Messrs. Benner and Breitenstein are employees of the Company or one of its subsidiaries and, as such, do not receive additional compensation for serving on the Board of the Company or the boards of its subsidiaries or for attending directors and committee meetings.

INFORMATION ABOUT MANAGEMENT

Security Ownership Of Management

   The following table reflects, as of April 1, 2001, the total common stock ownership of the Company by each director and reporting officer, and by all directors and executive officers as a group. The Company's voting common stock is its only class of voting equity securities. Each named individual and all members of the group exercise sole voting and investment power.

Name of Beneficial Owner	Amount and Nature of Beneficial Ownership 1, 2	Percent of Class 3
Kenneth A. Benner	38,027	*
John R. Bentz	27,782	*
Donald R. Breitenstein	10,225	*
Thomas E. Brown	27,113	*
James H. Murray	55,517	*
Robert M. Myers	6,006	*
Jean M. Ruhl	75,000	*
John M. Sausen	136,983	1.75
Richard G. Weidner	4,410	*
Thomas C. Keim	52,254	*
Ara M. Kervandjian	209,321	2.65
Stuart L. Kirkwood	0	*
Albert H. Kramer	4,885	*
Joseph J. Laffey	3,865	*
Harrison H. Clement, Jr.	23,773	*
All Directors and Officers as a Group (15 persons)	675,161	8.57%

[1] Under the rules of the Securities and Exchange Commission, a person who directly or indirectly has or shares voting power and/or investment power with respect to a security is considered a beneficial owner of the security. Shares as to which voting power and/or investment power may be acquired within 60 days are also considered as beneficially owned under these proxy rules.
[2] These amounts include (a) shares beneficially owned by the director, or officer, his wife, minor children and relatives living in his house as required by the rules of the Securities and Exchange Commission, and (b) shares deemed to be beneficially owned because the director or officer has voting power or power of disposition over the shares. Share amounts are reported as of April 1, 2001 and percentages of share ownership are calculated based upon 7,877,732 shares of Common Stock of the Company outstanding as of that date. The information in the table is based upon data furnished to the Company by, or on behalf of, the persons referred to in the table.
[3] An asterisk (*) indicates percentage ownership is less than 1%.

Executive Officers

The following persons are the executive officers of the Company:

Name	Age	Office Held and Term of Office
Albert H. Kramer	46	President since May, 1998
Donald R. Breitenstein	60	Senior Vice President and Chief Financial Officer since March, 2000
Kenneth A. Benner	53	Secretary/Treasurer since June, 1989

Summary of Cash and Certain Other Compensation

   The following table sets forth information concerning annual and long term compensation for services in all capacities to the Company during the years ended December 31, 2000, 1999 and 1998 of those persons who were, at December 31, 2000, the chief executive officer, or had served as such at any time during 2000, and the four other most highly compensated executive officers of the Company whose compensation in 2000 exceeded $100,000 (the "Named Executive Officers"):

SUMMARY COMPENSATION TABLE
		Annual Compensation			Long Term Compensation
					Awards		Payouts
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)
Name and Principal Position	Year	Salary ($)	Bonus($) 4	Other Annual Compensation ($)	Restricted Stock Awards ($)	Securities Underlying Option/ SARs (#)	LTIP Payouts ($)	All Other Compensation ($) 5
Albert H. Kramer, President	2000 1999 1998	$166,192 $146,702 $139,513	0 $28,100 $13,480	None None None	0 0 0	10,000 7,500 0	0 0 0	$7,875 7,208 6,967
Joseph J. Laffey, Senior Vice President, Administration	2000 1999 1998	$133,615 $126,048 $120,548	0 24,300 11,600	None None None	0 0 0	5,000 3,750 0	0 0 0	$7,025 6,084 6,043
Harrison H. Clement, Jr., Senior Vice President, Wireless Services	2000 1999 1998	$127,308 114,846 112,742	0 $22,000 5,500	None None None	0 0 0	5,000 3,750 0	0 0 0	$3,564 4,020 4,007
Donald R. Breitenstein,Senior Vice President and Chief Financial Officer	2000 1999 1998	$121,721 117,117 111,965	0 22,580 10,750	None None None	0 0 0	5,000 3,750 0	0 0 0	18,666 17,466 16,818
Ara M. Kervandjian, Senior Vice President, Competitive Wireline Services	2000	$129,480	$ 0	None	0	5,000	0	1,942

[4] The bonus is an incentive bonus paid to each of the Named Executive Officers under the Company's annual executive incentive plan instituted in 1996.
[5]"All Other Compensation" includes amounts contributed by the Company under the Company's 401K plan in 2000 for the accounts of Messrs. Kramer, Laffey, Clement, Breitenstein and Kervandjian as follows: $7,875, $7,025, $3,564, $6,494 and $1,942 respectively. For Mr. Breitenstein, the amount also includes amounts accrued during each of the years stated in the table under Mr. Breitenstein's employment contract with CT&T, described under the heading "Employment Contract".

Stock Options

   Stock Options were granted to certain employees of the Company during 2000 under the Company's 1999 Stock Option Plan. The options vest three (3) years after the date of grant and expire ten (10) years thereafter. The following table provides details regarding stock options granted to the Named Executive Officers in 2000 to purchase shares of the Company under the Company's 1999 Stock Option Plan.

OPTION/SAR GRANTS IN LAST FISCAL YEAR
Individual Grants					Potential realized value at assumed annual rates of stock price appreciation for option term 6
Name	Number of securities underlying options/SARs granted (#)	% of total Options/SARs granted to employees in fiscal year	Exercise or Base Price ($/Sh)	Expiration Date	5% ($)	10% ($)
(a)	(b)	(c)	(d)	(e)	(f)	(g)
Albert H. Kramer	10,000	9.17%	17.48	6/2010	109,900	278,600
Joseph J. Laffey	5,000	4.59%	17.48	6/2010	54,950	139,300
Harrison H. Clement, Jr.	5,000	4.59%	17.48	6/2010	54,950	139,300
Ara M. Kervandjian	5,000	4.59%	17.48	6/2010	54,950	139,300
Donald R. Breitenstein	5,000	4.59%	17.48	6/2010	54,950	139,300

[6] Based on the price of Conestoga common stock on the grant date of $17.48.

AGGREGATED OPTION/SAR EXERCISES
AND FISCAL YEAR-END OPTION/SAR VALUE TABLE

(a)	(b)	(c)	(d)	(e)
Name	Shares Aquired on Exercise (#)	Value Realized ($)	Number of Securities Underlying Unexercised Options/SARs At FY-End (#) Exercisable/ Unexercisable/	Value of Unexercised In-the-Money Options/SARs At FY-End ($) Exercisable/ Unexercisable/
Albert H. Kramer	0	0	0/17,500	0
Joseph J. Laffey	0	0	0/8,750	0
Harrison H. Clement, Jr.	0	0	0/8,750	0
Donald R. Breitenstein	0	0	0/8,750	0
Ara M. Kervandjian	0	0	0/5,000	0

Report of the Compensation Committee

   Executive Compensation Program. The Company's executive compensation program is administered by the Board's Compensation Committee, composed of Messrs. Murray, Sausen and Weidner.

   The executive compensation administered by the Committee is primarily that of Albert H. Kramer, President and Chief Executive Officer; Thomas C. Keim, Senior Vice President, Local Exchange Services; Joseph J. Laffey, Senior Vice President, Administration; Donald R. Breitenstein, Senior Vice President and CFO; Harrison H. Clement, Jr., Senior Vice President, Wireless Services, and President, Infocore, Inc.; Ara M. Kervandjian, Senior Vice President, Competitive Wireline Services, of the Company and President, CEI Networks, Inc.; and Stuart L. Kirkwood, Senior Vice President of Technology Planning.

   The Company's executive compensation program consists of three elements: (i) annual base salary, (ii) potential annual cash incentive award (the "Executive Incentive Plan"), and (iii) longer term incentives under a stock option plan (the "Stock Option Plan"). The Company's executive compensation plan is designed to achieve the following objectives:

(1)attracting and retaining key executives with outstanding abilities and motivating them to perform to the full extent of those abilities;

(2)supporting the Company's business mission of providing superior telecommunications services to its customers, continually increasing shareholder value and treating its employees fairly in the process;

(3)linking executive compensation to corporate financial performance and individual job performance; and

(4)aligning the interests of executives with the interests of shareholders through ownership of Company stock.

   Base Compensation. Base salaries of executive officers are determined by evaluating the responsibilities of their positions and by comparing salaries paid in the competitive marketplace to executives with similar experience and responsibilities. The Company employs an outside compensation consulting firm to review annually these comparisons and update the salary ranges for all salary grades. The Compensation Committee considers both financial and non-financial performance measures in making salary adjustments.

   In January 2000, the Committee reviewed Mr. Kramer's performance during 1999. During 1999, the Company saw continued growth in its competitive local exchange carrier (CLEC) and its wireless PCS lines of business. The Company's geographic footprint and scale was also enhanced by the TeleBeam acquisition, which was negotiated in the fall of 1999. Based upon these and other accomplishments, the Committee increased Mr. Kramer's base salary 14.9% to $170,000.00

   Incentive Compensation. The Compensation Committee believes that executives should have a greater portion of their compensation at risk than other employees. In 1996, the Company instituted the Executive Incentive Plan. This plan allows the participants to earn an annual bonus of 10-30% of base salary, if certain corporate financial goals are met. The goals are set annually by the Board of Directors. If these goals are not met, there is no payment for that year. In 2000, the goals focused on increasing overall corporate revenues and profitability. Since the Company did not meet these financial goals, there were no incentive bonuses paid to executive management in 2000.

   In 1999, the shareholders approved the Company's Stock Option Plan which allows the Company to issue incentive or nonqualified stock options to certain key management employees. The stock options vest over a three year period and must be exercised within ten years of their vesting date. Stock options are designed to reward executives as the fair market value of the stock increases. In 2000, a total of 109,000 nonqualified options were granted to employees at an exercise price of $17.48 per share.

SUBMITTED BY THE COMPENSATION COMMITTEE
OF THE COMPANY'S BOARD OF DIRECTORS:

James H. Murray
John M. Sausen
Richard G. Weidner

Compensation Committee Interlocks and Insider Participation

   Messrs. Murray, Weidner and Sausen are the members of the Company's Executive Committee.

   During 2000, Mr. Murray was "Of Counsel" to the law firm of Barley, Snyder, Senft & Cohen, LLC, 501 Washington Street, Reading, Pennsylvania, which firm performed legal services for the Company and its subsidiaries. Mr. Murray is not a full time employee of the Company and is not compensated as such. Mr. Murray participates in all discussions and decisions concerning executive compensation.

   Mr. Weidner provides consulting services to the Company. He participates in all discussions and decisions concerning executive compensation.

Pension Plan

   The following table shows the estimated annual pension benefits payable to a covered participant at normal retirement age (65) under CT&T's qualified defined benefit pension plan for its employees with years of service ranging from 15 through 40 years and earning compensation ranging from $100,000 to $200,000:

PENSION PLAN TABLE

Years of Service

Compensation	15	20	25	30	45	40
100,000	15,000	20,000	25,500	31,000	37,500	44,000
110,000	16,500	22,000	28,050	34,100	41,250	48,400
120,000	18,000	24,000	30,600	37,200	45,000	52,800
130,000	19,500	26,000	33,150	40,300	48,750	57,200
140,000	21,000	28,000	35,700	43,400	52,500	61,600
150,000	22,500	30,000	38,250	46,500	56,250	66,000
160,000	24,000	32,000	40,800	49,600	60,000	70,400
170,000	25,500	34,000	43,350	52,700	63,750	74,800
180,000	25,500	34,000	43,350	52,700	63,750	74,800
190,000	25,500	34,000	43,350	52,700	63,750	74,800
200,000	25,500	34,000	43,350	52,700	63,750	74,800

   The normal retirement benefit at age 65 is 1.0% of the employee's "average pay" multiplied by years of service to normal retirement date for the first twenty (20) years of service; 1.1% for service in excess of twenty (20) years but less than thirty (30) years; 1.3% for service in excess of thirty (30) years but less than forty (40) years; and 1.0% for service in excess of forty (40) years. "Average pay" is defined as the average of the highest 5 consecutive years of salary during an employee's last 10 years as a plan participant. For 2000 the covered compensation for Messrs. Kramer, Laffey and Breitenstein were the amounts reported as "salary" for them in the Summary Compensation Table. Benefits are computed as straight-life annuity amounts. The benefits listed in the Pension Plan Table are not subject to any deduction for Social Security or other offset amounts. Although the normal retirement age is 65, an employee with ten years of service may retire at age 55 with actuarially reduced benefits. An employee who has attained the age of 55, but not 65, may retire without any actuarial reduction of his benefits, if the sum of his age and years of service with CT&T is at least eighty (80) when he retires. The years and months of service of an employee are equal to the total length of time that he or she is employed by CT&T.

Employment Contracts

   CT&T entered into an employment contract with Donald R. Breitenstein, dated March 22, 1989, as amended by an amendment dated June 1, 1999, whereby CT&T has agreed to pay to Mr. Breitenstein, or his estate, at such time as he (1) elects to retire from the active and daily service of CT&T on or after December 31, 2002, (2) becomes disabled or (3) dies at any time during the period of employment covered by the agreement, additional retirement, disability, or death compensation equal to ten percent (10%) of his annual gross salary, before deductions, for each year he is employed by CT&T after January 1, 1989. Such compensation is payable commencing one (1) month after his retirement on or after his specified retirement date, his disability or death, as applicable, in equal monthly installments of 1/120 of the amount of additional compensation accumulated. The amount of $12,172 accrued in 2000 for Mr. Breitenstein under his contract and is included in the Summary Compensation Table under the heading "all other compensation". The total amount accrued for Mr. Breitenstein under his contract as of December 31, 2000 was $118,120, which upon his retirement on or after December 31, 2002, disability or death would provide him equal monthly payments of $984.33 for ten years. The obligation of CT&T to make such payments is conditioned and contingent upon Mr. Breitenstein remaining an employee of CT&T until December 31, 2002, unless prior to attaining such retirement age he dies, becomes disabled, or terminates his employment with CT&T for proper cause. CT&T is obligated to employ Mr. Breitenstein until he attains the age of 65 unless his employment is terminated prior thereto as a result of his early retirement, death, disability or proper cause.

   The Company entered into employment contracts with each of Messrs. Kramer and Laffey. Infocore, Inc., a wholly-owned subsidiary of the Company, entered into an employment contract with Mr. Clement. Each of these employment contracts contain substantially similar provisions, providing for a three year renewable term of employment. Each prescribes the respective employee's compensation, duties and the extent of his services. If the employee's employment is terminated by the Company or, in the case of Mr. Clement, by Infocore, Inc., other than for cause, prior to the expiration of the term of the contract, the Company or Infocore, as the case may be, will pay to the employee an amount equal to the greater of: (i) fifty percent (50%) of his annual salary determined as of the date of termination of employment, or (ii) the aggregate salary otherwise payable to him for the balance of the three (3) year term of the contract. The contracts include a change of control provision, which provides that, if during the term of the contract and after a change of control of the Company, the employee's employment with the Company is terminated, either by the employee or the Company, the Company will pay to the employee his annual salary, determined as of the date of the termination, for a period of three years after the date of termination in such periodic installments as were being paid at the time of the termination. With respect to Mr. Clement, the change of control provision applies to a change of control of Infocore as well as the Company.

   The contract between the Company and Mr. Kramer is dated September 1, 1998, for a three year term commencing on September 1, 1998, and terminating on August 31, 2001. The contract between the Company and Mr. Laffey is dated May 29, 1999, for a three year term commencing on May 29, 1999, and terminating on May 28, 2002. The contract between Infocore, Inc. and Mr. Clement is dated June 30, 1999, for a three year term commencing June 1, 1999, and terminating on May 31, 2002. Infocore's obligations under the contract are guaranteed by the Company.

   In addition, Mr. Kervandjian entered into an employment agreement with TeleBeam, Inc. The agreement has a term of three years. If, during the term of the agreement Mr. Kervandjian's employment is terminated after a change in control of the company other than for cause, Mr. Kervandjian is entitled to be paid the greater of (i) 50% of his annual salary as of the date of termination, (ii) the aggregate salary otherwise payable to him for the balance of the term of this agreement or (iii) two (2) times the amount of his annual salary. If Mr. Kervandjian is terminated for cause, he is not entitled to any special payments. Mr. Kervanjdian's agreement also provides that he may not compete with the Company for a period of one year after his employment with the Company is terminated, for any reason.

Certain Business Relationships

   Mr. Murray is "Of Counsel" to the law firm of Barley, Snyder, Senft & Cohen, LLC., which firm provides legal services to the Company.   Mr. Weidner provides consulting services to the Company.

Certain Indebtedness

   Ara M. Kervandjian, the Senior Vice President, Competitive Wireline Services, of the Company and the President of CEI Networks, Inc., a telecommunications subsidiary that was merged into a subsidiary of the Company on February 1, 2000, is indebted to TeleBeam in the amount of $714,285.98. This was the largest amount of indebtedness of Mr. Kervandjian during 2000. This money was borrowed starting in 1996 for purposes of permitting Mr. Kervandjian to exercise Stock Options for TeleBeam stock. Interest is accruing on the outstanding amount of the indebtedness at the rate of 6% per annum. The obligation is secured by Mr. Kervandjian's pledge of 40,000 shares of the Company's stock.

   Hrach Kervandjian, a former Vice President of TeleBeam, and the Father of Ara M. Kervandjian, is indebted to TeleBeam in the amount of $276,257.02. This was the largest amount of indebtedness of Mr. Kervandjian during 2000. This money was borrowed starting in 1996 for purposes of permitting Mr. Kervandjian to exercise Stock Options for TeleBeam stock. Interest is accruing on the outstanding amount of the indebtedness at the rate of 6% per annum. The indebtedness is secured by Mr. Kervandjian's pledge of 15,000 shares of the Company's stock.

Section 16(a) Beneficial Ownership Reporting Compliance

   Section 16(a) of the Securities Exchange Act of 1934 requires the directors and executive offices of the Company to file with the Securities and Exchange Commission initial reports of ownership and reports of change in ownership of common stock and other equity securities of the Company. To the knowledge of the Company, all Section 16(a) filing requirements applicable to its directors and executive officers have been complied with.

SHAREHOLDER RETURN PERFORMANCE PRESENTATION

   Set forth below is a line graph comparing the yearly percentage change in the cumulative total shareholder return on the Company's common stock against the cumulative total return of the S & P 500 Stock Index and the S & P Telephone Index for the period of five calendar years commencing on December 31, 1995 and ending on December 31, 2000.

Comparison of Five Year Cumulative Total Return

	1995	1996	1997	1998	1999	2000
CEI	100	91	115	140	121	113
S&P 500	100	123	164	211	255	232
S&P TEL.	100	101	141	207	219	196

PROPOSAL NO. 2

RATIFICATION OF THE APPOINTMENT OF

BEARD MILLER COMPANY LLP AS AUDITORS

   The Board of Directors has appointed the firm of Beard Miller Company LLP (formerly Beard & Company, Inc.), independent certified public accountants, to audit the accounts and certify the financial statements of the Company for the year ending December 31, 2001, subject to the approval of the Shareholders. Beard Miller Company LLP was the independent certified public accountant for the Company for the year ended December 31, 2000. The shareholders are asked to approve the action of the Board of Directors in making such appointment for 2001, and it is intended that proxies not indicating to the contrary will be voted for ratification of such appointment. A representative of Beard Miller Company LLP is expected to be present at the Shareholders' meeting and will have an opportunity to make a statement if he so desires, and such representative is expected to be available to respond to appropriate questions.

The Board of Directors recommends a vote FOR the ratification of the appointment of Beard Miller Company LLP as the Company's independent certified public accountants for 2001.

Report of the Audit Committee

   The Audit Committee met four times during the year. All members of the Audit Committee are independent as defined in the listing standards of the National Association of Securities Dealers (NASDAQ).

   The Audit Committee has reviewed and discussed with management the Company's audited financial statements as of, and for the year ended December 31, 2000, and has discussed with representatives of Beard Miller Company LLP, the Company's independent auditors, the matters required to be discussed by the Statement on Auditing Standards No. 61, Communication with Audit Committees, as amended, by the Auditing Standards Board of the American Institute of Certified Public Accountants. It has received and reviewed the written disclosures and the letter from the independent auditors required by Independence Standard No. 1, Independence Discussions with Audit Committees, as amended, by the Independence Standards Board, and has discussed with the auditors the auditors' independence.

   Based on the reviews and discussions referred to above, the Audit Committee recommends to the Board of Directors that the Company's audited financial statements be included in the Company's Annual Report on Form 10-K for the year ended December 31, 2000.

   A copy of the Charter of the Audit Committee is attached to this document as Exhibit A.

Audit Fees

   Beard Miller Company LLP billed the Company $116,580 for the audit of the Company's consolidated financial statements for the year ended December 31, 2000 and reviews of the financial statements included in the Company's Forms 10-Q filed with the Securities and Exchange Commission.

Financial Information Systems Design and Implementation Fees

   Beard Miller Company LLP did not perform any financial systems design and implementation services in 2000.

All Other Fees

   Beard Miller Company LLP billed the Company a total of $74,195 in 2000 for all non-audit services which it performed.

   The Audit Committee of the Board of Directors of the Company has carefully considered whether the provision of the non-audit services which were performed by Beard Miller Company LLP in 2000 would be incompatible with maintaining the independence of Beard Miller Company LLP in performing its audit services and has determined that, in its judgment, the independence of the auditor has not been compromised.

John M. Sausen
Richard G. Weidner
Jean M. Ruhl

ADDITIONAL INFORMATION

   A copy of the Annual Report of the Company as filed with the Securities and Exchange Commission, including financial statements and financial statement schedules is available without charge to shareholders upon request to the Company's Secretary, at Conestoga Enterprises, Inc., 202 East First Street, Birdsboro, PA 19508.

OTHER MATTERS

   The foregoing are the only items of business which the Management intends to present, or is informed that others will present, at the meeting for any action as to which proxies received in response to this solicitation are to be exercised or used for a quorum. However, if other matters properly come before the meeting, it is the intention of the persons named in the proxy to vote the same in accordance with their judgment.

By Order of the Board of Directors

Kenneth A. Benner, Secretary

Dated: May 4, 2001

EXHIBIT A

CONESTOGA ENTERPRISES, INC.

AUDIT COMMITTEE CHARTER

   The Audit Committee of the Board of Directors (the "Board") of Conestoga Enterprises, Inc. (the "Company") assists the Board in monitoring (1) the integrity of the financial statements of the Company, (2) the reported status of significant internal controls affecting business operations, (3) the reported compliance by the Company with legal and regulatory requirements, and (4) the independence and performance of the Company's auditors.

   The Audit Committee will be comprised of three or more independent directors. The members of the Audit Committee shall meet the independence and experience requirements of the Nasdaq Stock Market, Inc. The members of the Audit Committee shall be appointed by the Board.

   The Audit Committee shall have the authority to retain special legal, accounting or other consultants to advise the Committee. The Audit Committee may request any officer or employee of the Company or the Company's outside counsel or independent auditors to attend a meeting of the Committee or to meet with any members of, or consultants to, the Committee.

   The Audit Committee shall meet quarterly and as called by the chairperson. The Audit Committee shall make regular reports to the Board.

   The Audit Committee shall:

   1.Review and reassess the adequacy of this Charter annually and recommend any proposed changes to the Board for approval.

   2.Review the Company's annual audited financial statements with management, including major issues regarding accounting principles and auditing standards as well as the adequacy of internal controls that could significantly affect the Company's financial statements.

   3.Review with management and the independent auditors any significant financial reporting issues and judgments made in connection with the preparation of the Company's financial statements.

   4.Inquire of management and the independent auditors, as a Committee or together with the Board, about reported significant risks and exposures for any risk category and assess the steps management has taken to minimize such risks and exposures, including the adequacy of policy and procedures, and related internal controls.

   5.Review major changes to the Company's accounting principles and practices as suggested by the independent auditors or management.

   6.Recommend to the Board the appointment of the independent auditors, which firm is ultimately accountable to the Audit Committee and the Board.

   7.Receive an annual report from the independent auditors regarding the auditors' independence consistent with the Independence Standards Board Standard 1 and discuss such report with the auditors; and if so determined by the Audit Committee, take or recommend that the Board take appropriate action to oversee the independence of the auditors.

   8.Evaluate the performance of the independent auditors and, if so determined by the Audit Committee, recommend that the Board replace the independent auditors.

   9.Meet with the independent auditors prior to the audit to review the planning and staffing of the audit.

   10.Review with the independent auditors any problems or difficulties the auditors may have encountered in the course of the audit work, including any restrictions on the scope of activities or access to required information.

   11.Review with the independent auditors any management internal control letter provided by the auditors, and the Company's response to that letter.

   12.Report periodically to the Board on significant results of the foregoing activities.

   13.Perform such additional duties as shall be determined by the Board.

   While the Audit Committee has the responsibilities and powers set forth in this Charter, it is not the duty of the Audit Committee to determine that the Company's financial statements are complete and accurate and are in accordance with generally accepted accounting principles. This is the responsibility of management. Nor is it the duty of the Audit Committee to plan or conduct audits, to conduct investigations, to resolve disagreements, if any, between management and the independent auditors, or to assure compliance with the laws and regulations.